Exhibit j(3)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference constituting part of Post-Effective Amendment No. 51 to the Registration Statement No. 811-3785 on Form N-1A of Fidelity Advisor Series I, of our reports dated January 7, 2000 appearing in the Annual Reports to Shareholders of Fidelity Advisor TechnoQuant Growth Fund, Fidelity Advisor Value Strategies Fund, Fidelity Advisor Mid Cap Fund, Fidelity Advisor Equity Growth Fund, Fidelity Advisor Large Cap Fund, Fidelity Advisor Growth Opportunities Fund, Fidelity Advisor Growth & Income Fund, Fidelity Advisor Equity Income, and Fidelity Advisor Balanced Fund for the year ended November 30, 1999.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information, which are a part of such Registration
Statement.

 /s/Deloitte & Touche LLP
Deloitte & Touche LLP

Boston, Massachusetts
January 25, 2000